Exhibit 10.6.1

AMENDMENT TO THE JACK IN THE BOX INC. SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

THIS AMENDMENT to the Jack in the Box Inc. Supplemental Executive Retirement Plan is adopted effective as of August 2, 2002.

Notwithstanding any provision of the Jack in the Box Inc. Supplemental Executive Retirement Plan, as amended and restated effective as of May 8, 2001, (the “SERP”) to the contrary, the SERP is hereby amended as follows:

1.    Service with Jack in the Box Inc. (the “Company”) and salary paid by the Company to Ken Williams (the “Participant”) shall be deemed to continue, without interruption, through and until October 31, 2004 (the “Deemed Service”).

2.    The deemed salary of the Participant for the 2003 calendar year shall be equal to the Participant’s actual 2002 calendar year salary increased by two percent (2%). The Participant’s deemed bonus for the 2003 calendar year shall be deemed to be Level 4 (65%).

3.    The deemed salary of the Participant for the 2004 calendar year shall be equal to the Participants deemed 2003 salary increased by two percent (2%). The Participant’s deemed bonus for the 2004 calendar year shall be deemed to be Level 4 (65%).

4.    The Participant shall be entitled to an additional benefit under the SERP equal to that amount which would have been accrued for the benefit of the Participant under the qualified defined benefit plan maintained by the Company which qualifies under Section 401(a) of the Internal Revenue Code (the “Retirement Plan”) had the period of Deemed Service been taken into account under the terms of the Retirement Plan in calculating such Participant’s accrued benefit. Notwithstanding the foregoing, the Retirement Plan, and any other retirement plan of the Company which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code, shall not be amended, nor shall any such plan be required, to accrue any additional benefit under the terms of such tax-qualified plan as a result of this Deemed Service or this SERP amendment.

5.    Except as modified by this Amendment, all the terms and provisions of the SERP, as previously amended and restated effective as of May 8, 2001, shall continue in full force and effect.

This amendment is executed effective as of the date set forth above at San Diego, California.

PLAN ADMINISTRATIVE COMMITTEE FOR THE JACK IN THE BOX INC. SUPPLEMENT EXECUTIVE RETIREMENT PLAN

By: CARLO E. CETTI

On behalf of the Plan Administrative Committee